Exhibit 2.4

FIRST AMENDMENT TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

This First Amendment to the Share Exchange Agreement and Plan of Reorganization (this “First Amendment”), dated November 22, 2010, and effective as of March 11, 2011 by and among FusionTech, Inc., a Nevada corporation (“Purchaser”), and Dalian Heavy Mining Equipment Manufacturing Co., Ltd. (“Dalian Steel”), a foreign joint venture company organized under the laws of the People’s Republic of China (“PRC”), and each of the undersigned owners of Dalian (the “Dalian Steel Holders”).

RECITALS

WHEREAS, Purchaser, Dalian Steel and the Dalian Steel Holders are parties to that certain Share Exchange Agreement and Plan of Reorganization, dated November 22, 2010 (“Share Exchange Agreement”).

WHEREAS, Purchaser, Dalian Steel and the  Dalian Steel Holders desire to revise the Share Exchange Agreement to amend and restate Section 2.1 and add a new paragraph Section 3.1(i).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Dalian Steel and the Dalian Steel Holders agree to the foregoing and as follows:

1. Definitions.  Capitalized terms used herein shall have the meanings ascribed to them in the Share Exchange Agreement.

2. Modifications.

a. Modification of Section 2.1. Section 2.1 of the Share Exchange Agreement shall be deleted and replaced in its entirety to read as follows:

“The Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the NRS, the parties hereby agree that, in exchange for the issuance of an aggregate of 24,990,000 shares of Purchaser’s Common Stock (the “Shares”) to the Dalian Steel Holders at the Closing, the Dalian Steel Holders shall enter into and consummate a series of transactions by which Purchaser shall acquire all of the ownership interests in Dalian Steel and take any actions necessary to cause the formation of Dalian Steel as a wholly foreign-owned enterprise of the Purchaser with the requisite PRC governmental authorities.”

b. Modification of Section 3.1. Section 3.1 of the Share Exchange Agreement shall be amended by adding a new paragraph (i) after Section 3.1(h) as follows:

“(i)           The Dalian Steel Holders hereby agree to indemnify the Purchaser against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of a failure of Dalian Steel to attain the status of a wholly foreign-owned enterprise of the Purchaser under the requisite PRC laws and regulations.”

3. Authority.  Each party represents and warrants to the other party that this First Amendment is being executed by the authorized representatives of each respective party.

4. Effect of Amendments.  Except as expressly amended herein, the terms and conditions of the Share Exchange Agreement shall remain unchanged and in full force and effect.

5. Miscellaneous.

a. Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier or overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

If to Purchaser:

FUSIONTECH, INC.
No. 8 Mingshui Road
Changchun, Jilin Province, China 130000
Attention: David Lu, Chief Executive Officer
Tel: (86) 431-8885-7725

If to Dalian Steel:

Dalian Heavy Mining Equipment Manufacturing CO., LTD.
No. 26 Gaoneng Street, High Tech Zone
Dalian, Liaoning Province, China 116025
Attention: Lixin Wang, Chairman and Chief Executive Officer
Tel: (86) 0411-84799486

with a copy to :

The Newman Law Firm, PLLC
44 Wall Street, 20th Floor
New York, NY 10005
Attention: Robert Newman, Esq.
Tel: (212) 248-1001
(which copy shall not constitute notice)

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next Business Day following the deposit of such communications with the overnight courier. The address for notice may be changed by delivering a notice of such change of address in the manner proscribed herein.

b. Further Assurances. Each Party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this First Amendment.

c. Governing Law. This First Amendment shall be interpreted, construed and enforced in accordance with the laws of the State of Nevada, applied without giving effect to any conflicts-of-law principles.

d. Commissions. Each of the Parties hereto represents and warrants that no broker or finder is entitled to any brokerage or finder’s fee or other commission in connection with this First Amendment. Each of the Parties hereto shall pay or discharge, and shall indemnify and hold the other harmless from and against, all claims or liabilities for brokerage commissions or finder’s fees incurred by reason of any action taken by it.

e. Captions. The captions or headings in this First Amendment are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this First Amendment.

f. Integration of Exhibits and Schedules. All Exhibits and Disclosure Schedules to the Share Exchange Agreement are integral parts of this First Amendment as if fully set forth herein.

g. Entire Agreement. This First Amendment, the Share Exchange Agreement and the Related Agreements to the Share Exchange Agreement, including all Exhibits and Disclosure Schedules attached thereto, contain the entire agreement of the parties and supersede any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. Such agreement may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

h. Expenses. Except as expressly provided otherwise, each party hereto will bear its own costs and expenses (including fees and expenses of auditors, attorneys, financial advisors, bankers, brokers and other consultants and advisors) incurred in connection with this First Amendment and the transactions contemplated hereby.

i. Counterparts. This First Amendment may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall together constitute and be one and the same instrument.

j. Binding Effect. This First Amendment shall be binding on, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this First Amendment. No Party may assign any right or obligation hereunder without the prior written consent of the other Parties.

k. No Rule of Construction. The Parties agree that, because all Parties participated in negotiating and drafting this First Amendment, no rule of construction shall apply to this First Amendment which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this First Amendment.

[Signature Pages Follow]

SIGNATURE PAGE OF PURCHASER AND DALIAN STEEL TO
FIRST AMENDMENT TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, FusionTech, Inc. and Dalian Heavy Mining Equipment Manufacturing Co., Ltd. have caused this First Amendment to the Share Exchange Agreement and Plan of Reorganization to be executed by their respective duly authorized officers, all as of the date first above written.

By Purchaser:

FUSIONTECH, INC.

By:	/s/ David Lu
Name:	David Lu
Title:	Chief Executive Officer

By Dalian Steel:

DALIAN HEAVY MINING EQUIPMENT MANUFACTURING CO., LTD.

By:	/s/ Lixin Wang
Name:	Lixin Wang
Title:	Chief Executive Officer

SIGNATURE PAGE OF DALIAN STEEL HOLDERS TO
FIRST AMENDMENT TO
SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the owners of Dalian Heavy Mining Equipment Manufacturing Co., Ltd. have executed this First Amendment to the Share Exchange Agreement and Plan of Reorganization as of the date first above written.

By:	/s/ Lixin Wang
Lixin Wang
55% ownership interest

By:	/s/ Yang Wang
Yang Wang
15% ownership interest

By:	/s/ Wei Wang
Wei Wang
5% ownership interest

By:	/s/ Peili Wang
Peili Wang
10% ownership interest

By:	/s/ Zhicong Wang
Zhicong Wang
5% ownership interest

By:	WONDERFUL LIMITED /s/ Gloria Lam
Name: Gloria Lam Title: Director
5% ownership interest

By:	MEDIAN ASSET INVESTMENTS LIMITED /s/ Roger Lee
Name: Roger Lee Title: Director
5% ownership interest